Supplemental Agreement

Party A: Huizhong Business Consultant (Beijing) Co., Ltd.

Address:

Party B: Shanghai ChinaPnR Data Service Co., Ltd.

Address: 9th Floor, Innov Tower, No. 1801 Hongmei Road, Shanghai City

Party A and Party B signed the “China PnR custodian account service agreement” (hereinafter referred to as “Master Agreement”) on December 31, 2014. In order to better perform the master agreement and guarantee the rights and obligations of both parties, based on the principle of equality, mutual benefits and common development, through consultation, both parties hereby sign the supplementary agreement.

I. Party A opens to the borrower its platform for the lending business according to its own business development. The corporate user is only the borrower, and shall not be used as an investor to make investment

II. Party A shall guarantee the corporate user is an operation main body and engaged in legitimate business activities. The corporate user’s information shall be strictly reviewed to determine whether it has the real loan demand and the corporate user is required to provide full guarantee.

III. According to Party A’s application, Party B opens the custodian account for the corporate user. Party A shall submit to Party B the corporate user’s really information (including but not limited to: enterprise business license, organization code certificate, legal person’s ID card, account opening license and tax registration certificate).

IV. Party B shall open the custodian account for the corporate user only on the basis of the information of the corporate user submitted by Party A , and Party B shall not be responsible for losses to the investors due to the unreal information of the corporate user, the false borrowing needs, which shall be Party A’s responsibility to solve.

V. During the cooperation period, for any economic or reputation losses to Party B caused by corporate user’s violation or illegal behavior, Party A shall be responsible to solve, and undertake the corresponding liability to pay the compensation to Party B. If Party A’s violation of this agreement leads to the assumption of legal responsibilities by Party B, Party A shall compensate for Party B’s losses unconditionally.

VII. This supplementary agreement is the supplement provisions to the master agreement, with the same legal effect as the master agreement, as an integral part of the master agreement. If there is a discrepancy between the contents referred to in terms of this supplementary agreement and the master agreement, the terms of this supplementary agreement shall prevail. For the content not mentioned in this supplementary agreement, it shall be executed according to the relevant contents of the master agreement.

VIII. The effective period of this supplementary agreement is consistent with that of the master agreement.

IX. This supplementary agreement shall take effect after the signature and sealing of both parties. The agreement is in duplicate, both parties holding one each, with the same legal effect.

Huizhong Business Consultant (Beijing) Co., Ltd.	Shanghai ChinaPnR Data Service Co., Ltd.
Signature of Legal Representative	Signature of Legal Representative
(Or Authorized Representative):	(or Authorized Representative):

Date of Signing: December 31, 2014	Date of Signing: December 31, 2014

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